Exhibit 99.1
Pinnacle Airlines Reports First Quarter 2007 Financial Results
MEMPHIS, TN — May 8, 2007 — Pinnacle Airlines Corp. (NASDAQ: PNCL) (“the “Company”) today reported first quarter 2007 net income and earnings per fully diluted share (“EPS”) of $9.4 million and $0.38, respectively. Net income and EPS for the first quarter of 2006 was $13.3 million and $0.61, respectively. The Company’s reduction in net income was caused primarily by the contractual changes in the airline services agreement (the “ASA”) between the Company’s wholly owned subsidiary, Pinnacle Airlines, Inc. (“Pinnacle”), and Northwest Airlines, Inc. A number of other items, as described below, also contributed to the reduction in earnings.
2007 Year-To-Date Accomplishments
The Company completed a number of transactions during and subsequent to the first quarter of 2007 aimed at improving its earnings growth potential. These transactions included the following:
•	Acquisition of Colgan Air, Inc. (“Colgan”) — The Company acquired Colgan during January 2007 for a net purchase price of $20 million. Colgan operates 50 regional aircraft on behalf of Continental Airlines, United Airlines, and US Airways. Colgan provides revenue diversification for the Company and a new platform for growth in turboprop aircraft operations.

•	Additional Flying with Continental Airlines — The Company entered a new capacity purchase agreement with Continental Airlines that provides for Colgan to operate 15 Bombardier Q400 regional aircraft for Continental predominantly out of its New York City hub at Newark Liberty International Airport. The 74-seat Q400 aircraft will be delivered from December 2007 to June 2008 and will enter scheduled service in January 2008. The term of the agreement is ten years.

•	Agreement with Delta Air Lines — The Company entered into an agreement with Delta Air Lines that provides for the operation of 16 Bombardier CRJ-900 regional aircraft as a Delta Connection carrier. The 76-seat aircraft will be delivered between November 2007 and February 2009, with scheduled service expected to begin in December 2007. The term of the agreement with Delta is ten years. The Company currently expects its Pinnacle subsidiary will operate these aircraft.

•	Sale of Northwest Claim — The Company completed the sale of $335 million of its $377.5 million unsecured claim against Northwest in January 2007 for net proceeds of $283 million. After providing for current year tax payments, this sale provides approximately $180 million of additional working capital to the Company.
Additional information about these significant events can be found in the Company’s recent filings with the Securities and Exchange Commission. These filings can also be found at the Company’s new website, www.pncl.com.
“I am truly pleased by the dramatic changes at Pinnacle Airlines Corp. over the past few months,” said Phil Trenary, the Company’s President and Chief Executive Officer. “The addition of Colgan to the Pinnacle family, the strengthening of our Continental relationship with Q400 aircraft, and the addition of Delta as a new partner represent great strides in our long-term growth plan. Our People have earned these opportunities by providing an industry-leading product, and I am thrilled that all of our stakeholders will benefit from these exciting changes.”
“We expect the investments we are making at our two operating subsidiaries to establish profitable growth for Pinnacle Airlines Corp.,” said Peter Hunt, the Company’s Chief Financial Officer. “With the addition of 31 aircraft through early 2009, the combined fleet of our subsidiaries will grow by 18%. Further, our track record of effectively competing for new regional airline business has been established, and I am confident that we will be successful in winning future profitable growth opportunities.”
First Quarter 2007 Financial and Operating Results
The Company’s Pinnacle subsidiary completed 107,013 block hours and 63,963 cycles, increases of 4% over the same periods in 2006. The increase in block hours and cycles was primarily attributable to the addition of 15

CRJ aircraft to Pinnacle’s operating fleet during the first quarter of 2007. Pinnacle’s cycles also increased due to a 3% decrease in the average length of Pinnacle’s flights from 473 to 457 miles. The Company’s Colgan subsidiary completed 25,090 block hours and 20,890 cycles from the acquisition date through the end of the quarter.
For the three months ended March 31, 2007, the Company recorded operating revenue of $179.6 million, a decrease of $27.5 million, or 13%, over the same period in 2006. Operating revenue was reduced by approximately $78.3 million by contractual changes in the ASA and approximately $1.1 million by an estimate for a performance penalty under the ASA. An increase in Pinnacle’s level of operations, due primarily to the 15 aircraft added to its fleet during the quarter, accounted for an increase in revenue of approximately $10.7 million. The amortization of net deferred revenue associated with Pinnacle’s sale of its unsecured Northwest claim also increased revenue by approximately $5.2 million. The acquisition of Colgan increased the Company’s consolidated revenue by approximately $36 million.
Operating income and operating margin for the first quarter of 2007 were $12.8 million and 7.1%, respectively. The Company’s Pinnacle subsidiary achieved an operating margin of 9.0%, while Colgan recorded a negative operating margin of (0.3)%. Consolidated operating income and operating margin for the first quarter of 2006 were approximately $21.5 million and 10.4%. The decrease in Pinnacle’s operating income was primarily attributable to contractual changes under the ASA that became effective January 1, 2007. These contractual changes reduced operating income by approximately $10.6 million. The reduction in operating income from contractual ASA changes was offset by the amortization of net deferred revenue associated with Pinnacle’s claim sale of approximately $5.2 million. This amortization is recorded as an increase in operating revenue in the Company’s consolidated statement of income.
The Company’s consolidated operating income and operating margin for the first quarter of 2007 were impacted by a number of items in addition to the new terms of Pinnacle’s ASA. These items include the following:
•	Industry shortage of qualified pilots — Pinnacle and the regional airline industry are currently experiencing a pilot shortage as major airlines are recruiting new pilots to satisfy their current demand. This trend began near the time that Pinnacle began adding 15 CRJ aircraft to its fleet under the ASA. Pinnacle has enacted several programs to increase pilot recruiting and training efforts, and expects to operate at planned capacity levels by the third quarter of 2007. In the interim, Pinnacle is experiencing higher than normal recruiting and training expenses. The increase in pilot training costs during the first quarter of 2007 was approximately $1.5 million.

•	Operational performance penalties — In response to the pilot shortage noted above, Pinnacle has reduced its scheduled flying below its committed levels to Northwest. As a result, the Company does not expect Pinnacle to meet the required completion factor goal for the six months ended June 30, 2007 under Pinnacle’s ASA with Northwest. The Company’s financial results include a provision to record a performance penalty payable to Northwest of approximately $1.1 million for the quarter ended March 31, 2007. The Company expects to record a similar provision in the second quarter of 2007.

•	New ground handling operations — During the fourth quarter of 2006, Pinnacle assumed responsibility to perform ground handling operations in 13 cities on behalf of Northwest Airlines. The transition costs of undertaking this new ground handling reduced operating income during the first quarter by approximately $0.6 million. Pinnacle’s transition costs have largely subsided, and any negative impact from the new ground handling operations is expected to be minimal in future periods.

•	Flight attendant signing bonuses — Pinnacle entered into a new collective bargaining agreement with the union representing its flight attendants during the first quarter. The agreement provided for a signing bonus for Pinnacle’s flight attendants that increased operating expenses by approximately $0.4 million for the quarter.

•	Colgan financial results — The Company’s Colgan subsidiary is subject to seasonal fluctuations. Colgan has historically recorded losses during the first and fourth quarter each year, when demand for air travel declines, and recorded income or smaller losses during the second and third quarter each year, when air travel demand is higher. Colgan recorded an operating loss of $0.1 million during the first quarter of 2007. The Company expects Colgan’s financial results to improve during the seasonally stronger second and third quarters of 2007, and does not expect Colgan’s full year financial results to materially affect the Company’s consolidated net income for the year ended December 31, 2007.
•	Sublease losses — The Company adjusted its provision for aircraft sublease losses to reflect the fact that two of Pinnacle’s Saab 340 aircraft will be placed into service at Colgan until their leases expire in early 2009. This adjustment increased operating income by approximately $1.5 million during the first quarter of 2007. The Company also recorded maintenance and aircraft rental expense of approximately $1.2 million related to these two aircraft during the quarter in advance of transitioning them to operating service. The net total impact of adjustments and expenses related to these two Saab 340 aircraft was a $0.3 million increase in operating income.
Total nonoperating income was approximately $1.0 million, an increase of approximately $2.0 million as compared to the first quarter of 2006. The increase is primarily attributable to interest income from the Company’s higher balance of cash and short term investments, offset by interest expense on debt obligations of Colgan. The Company’s effective tax rate for the quarter was 32.3%. The decrease in the effective tax rate relates to the Company’s purchase of tax exempt investments.
The Company ended the quarter with cash and short-term investments totaling $348.2 million. Cash and short-term investments increased primarily as a result of the sale of the Company’s unsecured claim against Northwest.
Fleet Transition
The ASA contains a provision that required Pinnacle and the Air Line Pilots Association (“ALPA”) to reach a new collective bargaining agreement by March 31, 2007 to retain on a long-term basis the 17 CRJ aircraft scheduled to be delivered to Pinnacle in 2007. Because Pinnacle and ALPA did not reach agreement by March 31, 2007, Northwest has given Pinnacle notice that it intends to transition the 15 aircraft delivered in the first quarter of 2007 to one of Northwest’s wholly owned subsidiaries. The transition is expected to begin in September 2007 at a rate of two aircraft per month. In addition, Pinnacle will not receive the two remaining aircraft originally scheduled to be delivered in 2007. Because these aircraft were not committed to Pinnacle on a long-term basis, Pinnacle is entitled to the full amount of its stipulated unsecured claim in the Northwest bankruptcy proceedings. Pinnacle still retains $42.5 million of this claim. The Company is currently evaluating options regarding the monetization of this remaining claim.
About Pinnacle Airlines Corp.
Pinnacle Airlines Corp., an airline holding company, is the parent company of Pinnacle Airlines, Inc. and Colgan Air, Inc. Pinnacle Airlines, Inc. operates under the name Northwest Airlink and operates 139 Canadair Regional Jets in the United States and Canada. Colgan Air, Inc. operates as Continental Connection, United Express and US Airways Express and operates a fleet of 40 Saab 340 and 10 Beech 1900 turboprop regional aircraft.
Forward-Looking Statements
This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our website or online from the Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.
For further information, please contact Philip Reed, at (901) 348-4257, or visit our website at www.pncl.com.
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Pinnacle Airlines Corp.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
Operating revenues
Regional airline services	$174,499	$205,005
Other	5,051	2,084

Total operating revenues	179,550	207,089

Operating expenses
Salaries, wages and benefits	47,301	34,427
Aircraft maintenance, materials and repairs	17,548	10,262
Aircraft rentals	33,719	66,031
Aircraft fuel	6,437	26,701
Other rentals and landing fees	13,914	11,251
Ground handling services	24,422	22,359
Commissions and passenger related expense	4,495	875
Depreciation and amortization	2,054	962
Other	18,287	12,675
Provision for (decreases) increases in losses associated with bankruptcy filings of Northwest and Mesaba	(1,452)	17

Total operating expenses	166,725	185,560

Operating income	12,825	21,529

Operating income as a percentage of operating revenues	7.1%	10.4%

Nonoperating income (expense)
Interest expense	(2,074)	(1,500)
Interest income	3,065	504
Miscellaneous income, net	18	28

Total nonoperating income (expense)	1,009	(968)

Income before income taxes	13,834	20,561
Income tax expense	4,469	7,265

Net income	$9,365	$13,296

Basic earnings per share	$0.43	$0.61

Diluted earnings per share	$0.38	$0.61

Shares used in computing basic earnings per share	21,990	21,945

Shares used in computing diluted earnings per share	24,672	21,975

Pinnacle Airlines Corp.
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	March 31,	December 31,
	2007	2006
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$24,098	$705
Short-term investments	324,150	72,700
Receivables	34,731	100,925
Spare parts and supplies, net	16,155	8,061
Prepaid expenses and other assets	55,026	15,003
Current portion of deferred taxes	3,085	—

Total current assets	457,245	197,394
Property and equipment
Flight equipment	86,153	38,436
Other property and equipment	31,468	24,470

	117,621	62,906
Less accumulated depreciation	(23,831)	(21,921)

Net property and equipment	93,790	40,985
Noncurrent deferred taxes	78,986	—
Other assets, primarily aircraft deposits	59,193	31,240
Goodwill, net	26,796	18,422
Intangible assets, net	18,291	13,232

Total assets	$734,301	$301,273

Pinnacle Airlines Corp.
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	March 31,	December 31,
	2007	2006
	(Unaudited)
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$27,163	$18,201
Accrued expenses	59,286	26,190
Current maturities of debt and capital leases	24,638	—
Bank line of credit	8,375	—
Current portion of deferred taxes	—	6,815
Income taxes payable	99,002	16,658
Senior convertible notes	121,000	121,000
Current portion of deferred revenue	23,096	—
Other current liabilities	22,405	5,980

Total current liabilities	384,965	194,844
Deferred revenue, net of current portion	224,963	—
Long-term debt, net of current maturities	11,515	—
Capital leases, net of current maturities	4,504	—
Deferred income taxes	—	7,112
Other liabilities	1,941	2,296
Commitments and contingencies
Stockholders’ equity
Preferred stock, par value $0.01 per share; 1,000,000 shares authorized, no shares issued	—	—
Series A preferred stock, stated value $100 per share; one share authorized and issued	—	—
Series common stock, par value $0.01 per share; 5,000,000 shares authorized; no shares issued	—	—
Common stock, $0.01 par value; 40,000,000 shares authorized; 22,156,896 and 22,080,585 shares issued	222	221
Additional paid-in capital	86,678	86,152
Retained earnings	19,513	10,648

Total stockholders’ equity	106,413	97,021

Total liabilities and stockholders’ equity	$734,301	$301,273

Pinnacle Airlines Corp.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three Months Ended March 31,
	2007	2006
Cash provided by operating activities	$315,968	$15,466
Cash used in investing activities	(291,012)	(13,552)
Cash used in financing activities	(1,563)	—

Net increase in cash and cash equivalents	23,393	1,914
Cash and cash equivalents at beginning of period	705	31,567

Cash and cash equivalents at end of period	$24,098	$33,481

Pinnacle Airlines Corp.
Operating Statistics (Unaudited)

	CRJ			Turboprop
				Three Months
				Ended
	Three Months Ended March 31,			March 31,
	2007	2006	Change	2007 (3)
Other Data:
Revenue passengers (in thousands)	2,197	2,015	9%	271
Revenue passenger miles (in thousands) (1)	1,007,165	971,806	4%	50,436
Available seat miles (in thousands)	1,433,048	1,341,668	7%	118,178
Passenger load factor (2)	70.3%	72.4%	(2.1) pts	42.7%
Operating revenue per available seat mile (in cents)	10.02	15.44	(35)%	30.37
Operating costs per available seat mile (in cents)	9.11	13.83	(34)%	30.65
Operating revenue per block hour	$1,342	$2,018	(33)%	$1,431
Operating costs per block hour	$1,220	$1,808	(33)%	$1,443
Block hours	107,013	102,597	4%	25,090
Cycles	63,963	61,265	4%	20,890
Average daily utilization (block hours)	8.93	9.19	(3)%	6.80
Average stage length (miles)	457	473	(3)%	183
Number of operating aircraft (end of period)	139	124	12%	51
(1)	Revenue passenger miles represents the number of miles flown by revenue passengers.

(2)	Passenger load factor equals revenue passenger miles divided by available seat miles.

(3)	The Company purchased Colgan on January 18, 2007, as discussed in Note 2 to our condensed consolidated financial statements. The “three months ended” for turboprops implies the period from the date of purchase of Colgan through March 31, 2007. We did not operate turboprops during 2006.
The Company had 5,045 employees as of March 31, 2007, an increase of 42% over the 3,548 employees as of March 31, 2006.